UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 2025

CSW INDUSTRIALS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-37454	47-2266942
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5420 Lyndon B. Johnson Freeway, Suite 500

Dallas, Texas 75240

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 884-3777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CSW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined by Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On November 4, 2025 (the “Closing Date”), CSW Industrials Holdings, LLC, a Delaware limited liability company (the “Borrower”), a wholly owned subsidiary of CSW Industrials, Inc., a Delaware corporation (the “Company”), certain other subsidiaries of the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Agent”), entered into a Fourth Amended and Restated Credit Agreement (the “Fourth Credit Agreement”), which amends, restates, supersedes and replaces in its entirety that certain Third Amended and Restated Credit Agreement, dated as of May 2, 2025, to which the Borrower, the Company, the subsidiary guarantors, the Agent and the applicable lenders were party.

The Fourth Credit Agreement, among other things, provides for: (i) the continuation of the existing revolving credit facility in the aggregate principal committed amount of up to $700.0 million (the “RCF”); (ii) the extension of the maturity date of the RCF until five years after the Closing Date; and (iii) the establishment of a new senior secured term loan “A” credit facility (the “TLA”) in an aggregate principal amount of up to $600.0 million, available in a single drawing on the Closing Date, and with a maturity date of five years after the Closing Date.

The proceeds of: (i) the RCF will be used to finance a portion of the Purchase Price of the Transaction (each as defined below) and, thereafter, may be used from time to time for working capital and other general corporate purposes (including the financing of future acquisitions permitted under the Fourth Credit Agreement); and (ii) the TLA will be used to finance a portion of the Purchase Price of the Transaction (including payment of related fees, premiums, expenses and other transaction costs) and for general corporate purposes.

Borrowings under each of the RCF and the TLA bear interest, at the Borrower’s option, at a benchmark rate plus an applicable margin, or at a base rate plus an applicable margin. The initial applicable margins for borrowings under the RCF and the TLA are 1.75% per annum for benchmark rate (including term SOFR) loans, and 0.75% per annum for base rate loans, and after the delivery of financial statements for the first full fiscal quarter following the Closing Date, the applicable margins will be determined pursuant to a leverage-based pricing grid set forth in the Fourth Credit Agreement. Unused RCF commitments are subject to a customary commitment fee, initially 0.25% per annum, and then after the delivery of financial statements for the first full fiscal quarter following the Closing Date, based on the same pricing grid. The Borrower also pays customary letter of credit, agency and other administrative fees.

The TLA amortizes in equal quarterly installments of 1.25% of the initial aggregate principal amount of the TLA, with the total outstanding balance due in full on maturity.

The Borrower’s obligations under the Fourth Credit Agreement are guaranteed by the Company and certain of its domestic subsidiaries (collectively, the “Guarantors”) pursuant to an existing guarantee and collateral agreement. The obligations of the Borrower and the Guarantors are secured by a security interest in substantially all of the assets of the Borrower and the Guarantors, in each case, subject to permitted liens and other customary exceptions and limitations.

The Fourth Credit Agreement contains customary affirmative and negative covenants, including, among other things, covenants that restrict or limit the ability of the Borrower and the Guarantors to incur indebtedness, grant liens, make investments, consummate mergers and asset sales, prepay junior indebtedness and make restricted payments, in each case, subject to certain negotiated exceptions, baskets and thresholds. The Fourth Credit Agreement also includes customary events of default, including non-payment of principal, interest or other amounts due thereunder, breaches of covenants, inaccuracy of representations and warranties, cross-defaults to certain other material indebtedness, bankruptcy and insolvency events, the entry of material judgments, changes of control, certain ERISA events and the invalidity of material guarantees or security interests. The Fourth Credit Agreement also includes the following financial covenants: (i) a maximum consolidated net leverage ratio of 3.50 to 1.00 (which may increase to 4.00 to 1.00 for a period of six consecutive fiscal quarters following certain qualifying acquisitions); and (ii) a minimum consolidated interest coverage ratio of 3.00 to 1.00, each tested as of the last day of each fiscal quarter.

The foregoing description of the Fourth Credit Agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the Fourth Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and the terms of which are incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

As previously announced, RectorSeal, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“RectorSeal”), entered into that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of October 1, 2025, with Dusk Intermediate Holdings II, LLC, a Delaware limited liability company (the “Seller”).

On November 4, 2025, pursuant to the terms and conditions of the Purchase Agreement, RectorSeal purchased all of the issued and outstanding shares of common stock of Dusk Acquisition Corporation, a Delaware corporation (“Dusk”), and its wholly owned subsidiaries, Motors & Armatures, LLC, a Delaware limited liability company, and HVAC South, LLC, a Delaware limited liability company (collectively, “MARS Parts”), from the Seller for a base purchase price of $650 million in cash (the “Purchase Price”), subject to certain customary adjustments (the “Transaction”). For the avoidance of doubt, Dusk does not own, and RectorSeal did not acquire, the MARS equipment business.

In addition to the Purchase Price, and as further consideration for the Transaction, the Seller shall be eligible to receive an earn-out payment of up to $20 million in cash, subject to the achievement of certain gross sales targets for a defined subset of MARS Parts products in the year after the consummation of the Transaction.

The foregoing description of the Purchase Agreement and the Transaction is not complete and is subject to and qualified in its entirety by reference to the full text of the Purchase Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 1, 2025, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

Press Release

On November 4, 2025, the Company issued a press release announcing that it had entered into the Fourth Credit Agreement and the closing of the Transaction pursuant to the Purchase Agreement. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated October 1, 2025, by and between RectorSeal, LLC and Dusk Intermediate Holdings II, LLC.(1)*

10.1	Fourth Amended and Restated Credit Agreement, dated November 4, 2025, by and among CSW Industrials Holdings, LLC, CSW Industrials, Inc., the other loan parties party thereto, the other lenders party thereto and JPMorgan Chase Bank, N.A., individually and in its capacity as the administrative agent and collateral agent.*

99.1	CSW Press Release, dated November 4, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

(1)

Filed as Exhibit 2.1 to the registrant’s Current Report on Form 8-K (File No. 001-37454) filed with the U.S. Securities and Exchange Commission on October 1, 2025, and incorporated herein by reference.

*

Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2025

By:	/s/ Luke E. Alverson
Name:	Luke E. Alverson
Title:	Senior Vice President, General Counsel & Secretary